Exhibit 99.1

The Buckle, Inc. 2407 W. 24th St. Kearney, NE 68845 P.O. Box 1480 Kearney, NE 68848-1480 phone: 308-236-8491 fax: 308-236-4493
For Immediate Release: May 22, 2008	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
308/236-8491

THE BUCKLE, INC. REPORTS 53.5% INCREASE IN NET INCOME
FOR FIRST QUARTER

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended May 3, 2008 increased 53.5 percent on a 32.4 percent net sales increase.

Comparable store net sales for the 13-week first quarter ended May 3, 2008 increased 25.6 percent from comparable store net sales for the 13-week first quarter ended May 5, 2007. Net sales for the 13-week first quarter ended May 3, 2008 increased 32.4 percent to $160.3 million compared to net sales of $121.1 million for the prior year 13-week first quarter ended May 5, 2007.

Net income for the first quarter of fiscal 2008 was $18.7 million, or $0.63 per share ($0.61 per share on a diluted basis), compared with $12.2 million, or $0.41 per share ($0.40 per share on a diluted basis), for the first quarter of fiscal 2007.

Management will hold a conference call at 11:00 a.m. EDT today to discuss first quarter results. To participate in the call, please call (800) 398-9367 and reference the conference code 922153. A replay of the call will be available for a two-week period beginning May 22, 2008 at 1:00 p.m. EDT by calling (800) 475-6701 and entering the conference code 922153.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 375 retail stores in 39 states, which includes the opening of one new store today in Sanford, Florida. As of the end of the fiscal quarter, it operated 374 stores in 39 states compared with 353 stores in 38 states at the end of the first quarter of fiscal 2007.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note: News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended
	May 3,	May 5,
	2008	2007

SALES, Net of returns and allowances	$160,300	$121,111

COST OF SALES (Including buying, distribution and occupancy costs)	94,678	75,608

Gross profit	65,622	45,503

OPERATING EXPENSES:
Selling	31,559	23,424
General and administrative	6,695	4,980
	38,254	28,404

INCOME FROM OPERATIONS	27,368	17,099

OTHER INCOME, Net	2,320	2,123

INCOME BEFORE INCOME TAXES	29,688	19,222

PROVISION FOR INCOME TAXES	10,971	7,029

NET INCOME	$18,717	$12,193

EARNINGS PER SHARE:
Basic	$0.63	$0.41

Diluted	$0.61	$0.40

Basic weighted average shares	29,871	29,468
Diluted weighted average shares	30,833	30,687

THE BUCKLE, INC.

BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	May 3,	February 2,	May 5,
ASSETS	2008	2008 (1)	2007

CURRENT ASSETS:
Cash and cash equivalents	$141,174	$64,293	$33,502
Short-term investments	38,954	102,910	128,483
Accounts receivable, net of allowance of $40, $62 and $37, respectively	3,991	2,800	3,421
Inventory	73,976	77,639	70,261
Prepaid expenses and other assets	14,937	13,979	13,525
Total current assets	273,032	261,621	249,192

PROPERTY AND EQUIPMENT:	246,263	240,237	222,196
Less accumulated depreciation and amortization	(141,929)	(137,903)	(126,401)
	104,334	102,334	95,795

LONG-TERM INVESTMENTS	78,861	81,201	30,675
OTHER ASSETS	5,905	5,501	4,044

	$462,132	$450,657	$379,706

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$27,299	$25,155	$19,528
Accrued employee compensation	13,415	27,836	8,867
Accrued store operating expenses	6,019	5,704	4,666
Gift certificates redeemable	6,430	8,511	4,899
Income taxes payable	5,286	10,020	4,112
Total current liabilities	58,449	77,226	42,072

DEFERRED COMPENSATION	4,996	4,127	3,805
DEFERRED RENT LIABILITY	32,750	30,984	29,043
Total liabilities	96,195	112,337	74,920

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 30,622,601 shares at May 3, 2008, 29,841,668 shares at February 2, 2008 and 30,047,212 shares at May 5, 2007	306	298	300
Additional paid-in capital	64,168	46,977	55,468
Retained earnings	302,151	291,045	249,018
Accumulated other comprehensive loss	(688)	-	-
Total stockholders’ equity	365,937	338,320	304,786

	$462,132	$450,657	$379,706

(1) Derived from audited financial statements.